Exhibit 99.1

The Inventure Group, Inc. Appoints Mr. Itzhak Reichman

to its Board of Directors

PHOENIX, Ariz. – October 08, 2007 – The Inventure Group, Inc. (Nasdaq: SNAK) is pleased to announce the appointment of Mr. Itzhak Reichman to the Company’s Board of Directors effective October 04, 2007.

Mr. Reichman is the Chairman and CEO of Desert Glory, North America’s leading grower of flavorful tomatoes with greenhouse operations in Mexico and distribution operations throughout the United States.

Before joining Desert Glory, Mr. Reichman worked with the Borden organization while it was owned by Kohlberg, Kravis and Roberts, fulfilling various strategic and merger and acquisition leadership positions at the holding company, as well as operating roles at Borden Foods. He also served as a member of Wise Foods’ Board of Directors.

Mr. Reichman came to Borden Foods from Israel, where he founded and managed Elite Foods, Frito-Lay’s affiliate Company in Israel. Prior to that, Mr. Reichman spent five years with McKinsey and Co.

“Mr. Reichman’s significant consumer products experience and exceptional track record of results is welcomed by the Board of Directors. We expect he will add great value to the operating units of the business,” commented Larry R. Polhill, Chairman of the Board of Directors.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, Rader Farms®, Boulder Canyon Natural Foods™ , Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or log on to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.